UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) FOR THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 1-6798
                                                 ------

                        TRANSAMERICA FINANCE CORPORATION
                        --------------------------------
             (Exact name of registrant as specified in its charter)

                             9399 West Higgins Road
                            Rosemont, Illinois 60018
                                 (847) 685-1100
                                 --------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


             7.10% Senior Quarterly Interest Bonds due 2028 (QUIBS)
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

          Senior Debt Securities: 6.50% Debentures due March 15, 2011,
      Zero Coupon Debentures due September 1, 2007, Zero Coupon Debentures
        due March 1, 2010, Zero Coupon Debentures due September 1, 2012,
         7.50% Senior Notes due March 15, 2004, 6.40% Senior Notes due
   September 15, 2008, Series E Medium Term Notes, Series F Medium Term Notes
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             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [_]          Rule 12h-3(b)(1)(i)    [X]
        Rule 12g-4(a)(1)(ii)   [_]          Rule 12h-3(a)(1)(ii)   [_]
        Rule 12g-4(a)(2)(i)    [_]          Rule 12h-3(a)(2)(i)    [_]
        Rule 12g-4(a)(2)(ii)   [_]          Rule 12h-3(a)(2)(ii)   [_]
                                            Rule 15d-6             [_]

         Approximate number of holders of record as of the
certification or notice record date:                                    -0- .
                                                                       -----

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        TRANSAMERICA FINANCE CORPORATION
                                        --------------------------------
                                        (Registrant)

Date: January 9, 2004                   By:    /s/ SHLOMO Y. CRANDUS
                                               ---------------------------------
                                        Name:  Shlomo Y. Crandus
                                        Title: Vice President and Treasurer